Exhibit 99.1

DatChat Launches Live Encrypted Video Chat Application with Anti-Screenshot Protection

Miami, FL, Jan. 17, 2023 – DatChat, Inc. ("DatChat" or the "Company") (Nasdaq: DATS), a secure messaging, metaverse, and social media company, announced today that they had released their live encrypted video chat application with screenshot and screen capture protection as part of the DatChat Messenger. The new feature allows DatChat users to connect via an encrypted live video chat that also is designed to prevent screenshots or screen grabs.

As of today, the video chat application is available as part of The DatChat Social Network+ app, available as a free download for iOS and Android.

Darin Myman, CEO of DatChat, said, "Encrypted live streaming video chat with screenshot protection is an important new feature for the DatChat Messenger and helps us significantly differentiate ourselves from less secure video applications. Additionally, this new technology will serve as the basis for our Virtual Reality based communications and conferencing platform that will provide a private and secure communications platform for the Habytat metaverse that is planned for release this March.”

About DatChat, Inc.

DatChat Inc. is a blockchain, metaverse, and social media company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat's patented technology offers users a traditional texting experience while providing control and security for their messages. With DatChat Messenger, a user can decide how long their messages last on a recipient's device, while feeling secure that at any time, they can delete individual messages or entire message threads, making it like the conversation never happened.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Press Contact:

Anna Walsh

Pace Public Relations

917-969-7081